Exhibit 99.1

                         [LETTERHEAD OF NITCHES, INC.]

                             FOR IMMEDIATE RELEASE

Subject: Nitches, Inc. announces $.05 dividend and second quarter 2003 results

Contact: Steve Wyandt
         Web:    http:// www.nitches.com
         E-mail: ir@nitches.com
         Phone:  (858) 625-2633 (Option # 1: Corporate)

      SAN DIEGO, California, April 15, 2003 - Nitches, Inc. (NASDAQ-NICH) announced today that the Board of Directors has approved the distribution of a special dividend of $.05 (five cents) per share to the holders of record as of April 25, 2003. The dividend will be paid on May 9, 2003. The Company evaluates its ability to declare a dividend on a quarterly basis, contingent upon profitability and financing needs.

      Nitches, Inc. also announced today its results for the three and six-month periods ended February 28, 2003. Net sales for the second quarter of fiscal 2003 were $6.7 million versus $5.8 million for the second quarter of 2002. The sales increase was the result of an increase in unit sales in the Company's menswear product line. The Company reported a net loss for the recent quarter of $155,000, or $.13 per share, compared to a net loss of $158,000, or $.13 per share, for the year earlier period. Results for the current period included a loss of $61,000, or $.05 per share, related to the Company's interest in Designer Intimates, Inc.

      For the six months ended February 28, 2003, net sales were $17.2 million versus $15.7 million for the first six months of fiscal 2002. The sales increase resulted from an increase in unit sales across all product lines. The Company reported net income of $305,000 for the first six months of fiscal 2003, compared to net income of $1,000 for the year earlier period. Net income for the recent six months reflects net income of $227,000, or $.19 per share, derived from the Company's interest in Designer Intimates, Inc. Net income was also positively impacted by the elimination of a deferred tax reserve, which resulted in a $109,000 tax benefit.

                             Three Months Ended            Six Months Ended
                                February 28,                 February 28,
                             2003           2002           2003          2002
                         --------------------------    -------------------------
Net sales                $ 6,699,000    $ 5,754,000    $17,156,000   $15,672,000
Net income                  (155,000)      (158,000)       305,000         1,000
Earnings per share       $     (0.13)   $     (0.13)   $      0.26   $      0.00
Shares outstanding         1,171,169      1,171,169      1,171,169     1,171,169
Dividends per share      $      0.15    $      0.14    $      0.20   $      0.27

      In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company. Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches' 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income. For the three-month period December through February, the Company recognized a $61,000 loss from the unconsolidated subsidiary. Furthermore, for the five-month period October through

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February, the Company recognized $227,000 in income. This income is reported net of tax and is not taxable to the Company. For the same five-month period, Designer Intimates had net income of $830,000 on sales of $45.5 million.

      At February 28, 2003, the Company had unfilled customer orders of $8.4 million compared to $10.1 million at the same time last year, with such orders generally scheduled for delivery by August 2003 and August 2002, respectively. The amounts reflected in backlog include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and direct experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, due to current U.S. economic weakness, the potential for order cancellations and rejections has increased and the ability of the Company to obtain future sales has been impaired. Because of the Company's reliance upon a few major accounts, any adverse impact of the ongoing economic downturn on one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company. Sears had advised the Company that they were going to directly import their sleepwear for Spring 2003. This has reduced sleepwear volume for the Company by approximately $1.1 million.

      Nitches, Inc. is an importer and wholesale distributor of men's and women's garments, manufactured to specifications primarily in foreign countries. The Company's shares are traded on the National SmallCap Market under the symbol NICH. Visit our web site at http://www.nitches.com.

      Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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